Contact: Jennifer Rosa         (216) 429-5037 Exhibit 99.1
For release July 29, 2021

TFS Financial Corporation Announces Third Quarter Results
Strong Loan Originations Continue
(Cleveland, OH - July 29, 2021) - TFS Financial Corporation (NASDAQ: TFSL) (the "Company"), the holding company for Third Federal Savings and Loan Association of Cleveland (the "Association"), today announced results for the three months and nine months ended June 30, 2021.
The Company reported net income of $16.0 million for the quarter ended June 30, 2021 compared to net income of $26.8 million for the quarter ended June 30, 2020, with the decrease mainly from a combination of lower gain on the sale of loans and lower net interest income. Net income of $64.0 million was reported for the nine months ended June 30, 2021 compared to net income of $69.7 million for the nine months ended June 30, 2020. A decline in net interest income and higher expenses for the current nine month period offset the benefit of higher non-interest income and releases from the credit loss provision.
“Our commitment to our customers starts with our mission to help them achieve the dream of home ownership," said Chairman and CEO Marc A. Stefanski. “Their success is our success, and the results show in our more than 30 percent growth in loan originations over last year.”
Loan origination volumes remained high, as we originated $845 million of first mortgages during the quarter ended June 30, 2021, consisting of $612 million of fixed-rate loans and $233 million of adjustable-rate loans. In the quarter ended June 30, 2020, we originated $871 million of first mortgages. For the nine months ended June 30, 2021 and 2020, first mortgage loan originations were $2.91 billion and $2.00 billion, respectively. New equity line of credit commitments were $387 million and $1.17 billion, respectively, for the quarter and nine months ended June 30, 2021. In the prior year, new equity line of credit commitments were $314 million for the quarter and $996 million for nine months.
Net gain on the sale of loans was $3.4 million on loan sales of $116.6 million for the quarter ended June 30, 2021, compared to a net gain of $10.8 million on loan sales of $314.9 million for the quarter ended June 30, 2020. Net gain on the sale of loans was $28.8 million on loan sales of $634.0 million for the nine months ended June 30, 2021, compared to a net gain of $16.9 million on loan sales of $638.2 million for the nine months ended June 30, 2020. The cumulative impact of total loan sales of $1.48 billion since the beginning of fiscal 2020 contributed to the decline in the loan portfolio and net interest income in the current year. By comparison, loan sales were $117.3 million for the fiscal year ended September 30, 2019.

Net interest income was $57.1 million for the quarter ended June 30, 2021 compared to $62.9 million for the quarter ended June 30, 2020. Net interest income decreased by $17.9 million, or 9.32%, to $174.2 million, for the nine months ended June 30, 2021 from $192.1 million for the nine months ended June 30, 2020. The interest rate spread was 1.50% and 1.51% for the quarter and nine months ended June 30, 2021 compared to 1.60% and 1.62% for the quarter and nine months ended June 30, 2020. The decrease in spread was primarily due to lower yield on loans as many borrowers refinanced to take advantage of the lower rate environment and a decrease in the average balances of loans due to loan sales and payoffs. In addition, the increase in lower yielding cash equivalent investments was a detriment to the overall yield on assets. Funding costs were lowered, partially offsetting the decrease in yield, through a reduction in the average balance of borrowed funds, including maturities and prior year terminations of Federal Home Loan Bank ("FHLB") advances and their related swap contracts; the repricing of certificates of deposit, as they mature, to market rates of interest; and the migration from certificates of deposit to lower-priced non-maturity deposit accounts. The net interest margin was 1.63% and 1.66% for the quarter and nine months ended June 30, 2021, respectively, compared to 1.74% and 1.79% for the quarter and nine months ended June 30, 2020, respectively.
A release of $1.0 million was recorded to the allowance for credit losses during the quarter ended June 30, 2021 compared to no provision for the quarter ended June 30, 2020 and a release of $7.0 million was recorded for the nine months ended June 30, 2021 compared to a provision of $3.0 million for the nine months ended June 30, 2020. Releases from the allowance for credit losses during the current year reflected improvements in the economic trends and forecasts used to estimate losses for the reasonable and supportable period and decreases in pandemic forbearance balances. On October 1, 2020, the Company adopted the Current Expected Credit Loss ("CECL") methodology and recognized a $46.2 million increase to the allowance for credit losses and a related $35.8 million reduction to retained earnings, net of tax. The allowance for credit losses was $89.7 million, or 0.71% of total loans receivable, at June 30, 2021, compared to $89.7 million, or 0.70% of total loans receivable, at March 31, 2021 and $46.9 million, or 0.36% of total loans receivable, at September 30, 2020. The allowance for credits losses at June 30, 2021 included a $23.3 million liability for unfunded commitments, primarily undrawn equity line of credit commitments. There was no liability for unfunded commitments recorded at September 30, 2020. The Company recorded $1.0 million and $3.6 million of net loan recoveries for the quarter and nine months ended June 30, 2021, respectively, compared to $1.2 million and $3.7 million of net loan recoveries for the quarter and nine months ended June 30, 2020, respectively.
Total loan delinquencies decreased $2.7 million to $25.5 million, or 0.20% of total loans receivable, at June 30, 2021 from $28.2 million, or 0.21% of total loans receivable, at September 30, 2020. Delinquencies at June 30, 2021 included a $1.6 million decrease in delinquencies on core residential mortgages, a $0.5 million decrease on home today residential mortgages and a $0.6 million decrease on home equity loans and lines of credit when compared to September 30, 2020. Non-accrual loans decreased $4.2 million to $49.2 million, or 0.39% of total loans, at June 30, 2021 from $53.4 million, or 0.41% of total loans, at September 30, 2020.
At June 30, 2021, there were $42.8 million, or 0.34% of total loans receivable, in COVID-19 forbearance plans compared to $165.6 million, or 1.26% of total loans receivable, at September 30, 2020. These forbearance plans allow borrowers experiencing temporary financial hardships related to COVID-19 to defer a limited number of payments to a later point in time and catch up missed payments through a variety of repayment options. In accordance with regulatory guidance and the Coronavirus Aid, Relief, and Economic Security ("CARES") Act, the delinquency and accrual status of accounts in COVID-19 forbearance plans are generally frozen as of a specific date prior to entering a forbearance plan. The majority of our forbearance plans were current at the measurement date with interest income accruing throughout the term of their forbearance and, therefore, are not included in reported delinquency or non-accrual totals.
Total troubled debt restructurings decreased $9.8 million, to $131.5 million at June 30, 2021, from $141.3 million at September 30, 2020. COVID-19 forbearance plans are not generally classified as troubled debt restructurings.
Non-interest income decreased $5.9 million to $9.4 million for the quarter ended June 30, 2021 from $15.3 million for the quarter ended June 30, 2020 and increased $10.4 million to $46.6 million for the nine months ended June 30, 2021 from $36.2 million for the nine months ended June 30, 2020. Changes between the quarter ended June 30, 2021 and the prior year quarter included a $7.4 million decrease in the net gain on the sale of loans and a $0.8 million increase in death benefits from bank owned life insurance contracts. For the nine months ended June 30, 2021, net gain on the sale of loans increased $11.9 million and income from bank owned life insurance contracts increased $2.2 million, when compared to the nine months ended June 30, 2020. The changes in net gain on the sale of loans was primarily due to a lower volume of loans sold during the recent quarter and higher market pricing on loan delivery contracts settled during the current fiscal year. A $4.3 million net gain on the sale of commercial property recognized during the nine months ended June 30, 2020 was also a notable change between the two fiscal year-to-date periods.
Total non-interest expense increased $3.1 million to $47.9 million for the quarter ended June 30, 2021 from $44.8 million for the quarter ended June 30, 2020 and increased $6.7 million to $148.4 million for the nine months ended June 30, 2021 from $141.7 million for the nine months ended June 30, 2020. When comparing the quarter ended June 30, 2021 to the prior year quarter, changes primarily consisted of a $2.0 million increase in salaries and employee benefits and a $0.4 million increase in each of marketing and data processing expenses. The increase during the nine months ended June 30, 2021 was mainly due to a $4.0 million increase in salaries and employee benefits, a $0.8 million increase in third party expenses related to equity lines of credit originations and a $2.9 million increase in marketing expense, partially offset by a $1.3 million decrease in federal insurance premiums, compared to the same period of the prior year. The increases in salary and benefits were spread between associate compensation, group health insurance and stock benefit plan expense, and, in the year-to-date period, included a one-time $1,500 after-tax bonus paid to each associate during the first quarter of the current fiscal year, in recognition of special efforts made during the pandemic crisis. The increases in marketing expense were timing related, as some marketing efforts were delayed during the previous fiscal year, in response to COVID-19.
Total income tax expense decreased $2.8 million to $3.7 million for the quarter ended June 30, 2021 from $6.5 million for the quarter ended June 30, 2020 and increased $1.6 million to $15.5 million for the nine months ended June 30, 2021 from $13.9 million for the nine months ended June 30, 2020. A carry back of net tax operating losses to years taxed at higher rates resulted in a tax benefit of $2.8 million during the nine months ended June 30, 2020 and, along with the fluctuation in pre-tax earnings, contributed to the change.
Total assets decreased by $405.5 million, or 2.77%, to $14.24 billion at June 30, 2021 from $14.64 billion at September 30, 2020. This change was mainly due to the combination of loan sales and principal repayments on loans exceeding the total of new loan originations, the impact of adopting CECL and a decrease in investment securities available for sale, partially offset by increases in cash and cash equivalents, FHLB stock and bank owned life insurance contracts.
The combination of cash and cash equivalents increased $82.1 million, or 16.48%, to $580.1 million at June 30, 2021 from $498.0 million at September 30, 2020. This increase is the result of cash flows from maturing investment securities and loan sales in the secondary market which are retained for reinvestment in investment securities and/or loan products that fit within the Company's growth and interest rate risk strategies.

Investment securities available for sale decreased $34.0 million, or 7.50% to $419.4 million at June 30, 2021 from $453.4 million at September 30, 2020. This decrease is a result of cash flows from security repayments and maturities exceeding purchases during the fiscal year. Pay downs on mortgage-backed securities increased due to the historically low mortgage interest rates.
The combination of loans held for investment, net of allowance and deferred loan expenses, and mortgage loans held for sale decreased $531.7 million, or 4.05%, to $12.61 billion at June 30, 2021 from $13.14 billion at September 30, 2020, reflecting the impact of prepayments and increased loan sales during the year. The home equity loans and lines of credit portfolio decreased $73.1 million and the residential core mortgage loan portfolio, including loans held for sale, decreased $438.1 million during the nine months ended June 30, 2021.
The amount of Federal Home Loan Bank stock owned increased $26.0 million to $162.8 million at June 30, 2021 from $136.8 million at September 30, 2020, as a result of stock ownership requirements of the FHLB.
Total bank owned life insurance contracts increased $72.3 million, to $295.2 million at June 30, 2021, from $222.9 million at September 30, 2020, primarily due to $70 million of additional premiums placed during the current fiscal year.
Deposits decreased $74.8 million, or 0.81%, to $9.15 billion at June 30, 2021 from $9.23 billion at September 30, 2020. The decrease was the result of a $365.0 million decrease in our certificates of deposit ("CDs"), partially offset by a $126.6 million increase in our checking accounts, a $121.5 million increase in our savings accounts and $42.7 million of growth in our money market deposit accounts, for the nine months ended June 30, 2021. Total deposits included $530.9 million and $553.9 million of brokered CDs at June 30, 2021 and September 30, 2020, respectively.
Borrowed funds, all from the FHLB, decreased $379.0 million, or 10.76%, to $3.14 billion at June 30, 2021 from $3.52 billion at September 30, 2020. Included in the decrease were $400.0 million of 90 day advances that were utilized for longer term interest rate swap contracts that matured during the year and were paid off from available cash, partially offset by a $21.3 million net increase in long term advances.
Borrowers' advances for insurance and taxes decreased by $45.4 million to $66.1 million at June 30, 2021 from
$111.5 million at September 30, 2020. This change primarily reflects the cyclical nature of real estate tax payments that have been collected from borrowers and were remitted to various taxing agencies.

Accrued expenses and other liabilities increased by $74.1 million to $139.7 million at March 31, 2021 from $65.6 million at September 30, 2020. The change was mainly due to a $48.5 million increase in outstanding payables, mainly for real estate tax payments in process, and a $23.3 million increase in the liability for off-balance sheet exposures related to the October 1, 2020 adoption of CECL.
Total shareholders' equity increased $37.9 million, or 2.27%, to $1.71 billion at June 30, 2021 from $1.67 billion at September 30, 2020. Activity reflects $64.0 million of net income, a $45.6 million decrease in accumulated other comprehensive loss and $6.7 million of positive adjustments related to our stock compensation and employee stock ownership plans, reduced by $42.7 million of quarterly dividends and a $35.8 million provision to the allowance for credit losses, net of tax, with the adoption of CECL. The decrease in accumulated other comprehensive loss is primarily due to a net positive change in unrealized gains and losses on swap contracts. No shares of our common stock were repurchased during the nine months ended June 30, 2021.
The Company declared and paid a quarterly dividend of $0.28 per share during each of the fourth fiscal quarter of 2020 and the first, second and third fiscal quarters of 2021. As a result of a mutual member vote, Third Federal Savings and Loan Association of Cleveland, MHC (the "MHC"), the mutual holding company that owns approximately 81% of the outstanding stock of the Company, was able to waive receipt of its share of each dividend paid. Under current Federal Reserve regulations, the MHC is required to obtain the approval of its members every 12 months for the MHC to waive its right to receive dividends. At a July 13, 2021 special meeting of members of the MHC, the members of the MHC (depositors and certain loan customers of the Association) voted to approve the MHC's proposed waiver of dividends, aggregating up to $1.13 per share, on the Company's common stock during the twelve months subsequent to the members' approval (i.e., through July 13, 2022), to be declared at the discretion of the Company's board of directors. The members approved the waiver by casting 60% of the eligible votes, with 97% of the votes cast, or 59% of the total eligible votes, voting in favor of the proposal. The MHC has filed a notice with, and a request for non-objection from, the Federal Reserve Bank of Cleveland for the proposed dividend waivers. Both the non-objection from the Federal Reserve Bank and the timing of the non-objection are unknown at this point. The MHC has conducted the member vote to approve the dividend waiver each of the past eight years under Federal Reserve regulations and for each of those eight years, approximately 97% of the votes cast were in favor of the waiver.
The Association operates under the capital requirements for the standardized approach of the Basel III capital framework for U.S. banking organizations (“Basel III Rules”). At June 30, 2021 all of the Association's capital ratios substantially exceed the amounts required for the Association to be considered "well capitalized" for regulatory capital purposes. The Association’s Tier 1 leverage ratio was 10.80%, its Common Equity Tier 1 and Tier 1 ratios, as calculated under the fully phased-in Basel III Rules, were each 20.11% and its total capital ratio was 20.69%. Additionally, the Company's Tier 1 leverage ratio was 12.39%, its Common Equity Tier 1 and Tier 1 ratios were each 23.07% and its total capital ratio was 23.65%. The current capital ratios of the Association reflect the dilutive impact of $55.0 million of dividends that the Association paid to the Company, its sole shareholder, during the quarter ended December 31, 2020. Because of its intercompany nature, these dividends had no impact on the Company's capital ratios or its consolidated statement of condition.

Paul J. Huml, the Chief Financial Officer (CFO) of the Company, has announced he will retire from employment during January 2022. Timothy W. Mulhern, who has been with the Association since 2003, currently serves as manager of finance and has served in various other leadership positions, including Internal Audit Director, Chief Credit Officer, and as a manager in the information technology, loan servicing, default servicing and deposit operations departments, will become the new CFO at that time. “Paul has been an integral part of our organization as a part of the executive management team during his 23 years at Third Federal," said Chairman and CEO Marc A. Stefanski. “On behalf of our Board, our management team and our associates, I thank him and wish him the best in his retirement. We welcome Tim into his new responsibilities, and we are confident that his background and his extensive experience in many areas of the Company during the last 18 years have prepared him for his new role.”
Presentation slides as of June 30, 2021 will be available on the Company's website, www.thirdfederal.com, under the Investor Relations link within the "Recent Presentations" menu, beginning July 30, 2021. These slides provide additional information with respect to the Company's response to COVID-19. The Company will not be hosting a conference call to discuss its operating results.
Third Federal Savings and Loan Association is a leading provider of savings and mortgage products, and operates under the values of love, trust, respect, a commitment to excellence and fun. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, Third Federal’s mission is to help people achieve the dream of home ownership and financial security. It became part of a public company in 2007 and celebrated its 80th anniversary in May, 2018. Third Federal, which lends in 25 states and the District of Columbia, is dedicated to serving consumers with competitive rates and outstanding service. Third Federal, an equal housing lender, has 21 full service branches in Northeast Ohio, seven lending offices in Central and Southern Ohio, and 16 full service branches throughout Florida. As of June 30, 2021, the Company’s assets totaled $14.24 billion.

Forward Looking Statements
This report contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include, among other things:
●	statements of our goals, intentions and expectations;
●	statements regarding our business plans and prospects and growth and operating strategies;
●	statements concerning trends in our provision for credit losses and charge-offs on loans and off-balance sheet exposures;
●	statements regarding the trends in factors affecting our financial condition and results of operations, including asset quality of our loan and investment portfolios; and
●	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:
●	significantly increased competition among depository and other financial institutions;
●	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;
●	general economic conditions, either globally, nationally or in our market areas, including employment prospects, real estate values and conditions that are worse than expected;
●
the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets, and changes in estimates of the allowance for credit losses;

●	decreased demand for our products and services and lower revenue and earnings because of a recession or other events;
●	changes in consumer spending, borrowing and savings habits;
●	adverse changes and volatility in the securities markets, credit markets or real estate markets;
●	our ability to manage market risk, credit risk, liquidity risk, reputational risk, and regulatory and compliance risk;
●	our ability to access cost-effective funding;
●	legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements and changes related to our ability to pay dividends and the ability of Third Federal Savings, MHC to waive dividends;
●	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board;
●	the adoption of implementing regulations by a number of different regulatory bodies, and uncertainty in the exact nature, extent and timing of such regulations and the impact they will have on us;
●	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;
●	our ability to retain key employees;
●	future adverse developments concerning Fannie Mae or Freddie Mac;
●	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury and the FRS and changes in the level of government support of housing finance;
●	the continuing governmental efforts to restructure the U.S. financial and regulatory system;
●	the ability of the U.S. Government to remain open, function properly and manage federal debt limits;
●	changes in policy and/or assessment rates of taxing authorities that adversely affect us or our customers;
●	changes in accounting and tax estimates;
●
changes in our organization, or compensation and benefit plans and changes in expense trends (including, but not limited to trends affecting non-performing assets, charge-offs and provisions for credit losses);

●	the inability of third-party providers to perform their obligations to us;
●	civic unrest;
●
cyber-attacks, computer viruses and other technological risks that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data or disable our systems; and

●	the impact of wide-spread pandemic, including COVID-19, on our business and the economy.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by any forward-looking statements. Any forward-looking statement made by us in this report speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(In thousands, except share data)

	June 30, 2021	September 30, 2020
ASSETS
Cash and due from banks	$27,410	$25,270
Other interest-earning cash equivalents	552,735	472,763
Cash and cash equivalents	580,145	498,033
Investment securities available for sale (amortized cost $416,715 and $447,384, respectively)	419,444	453,438
Mortgage loans held for sale ($152 and $36,078 measured at fair value, respectively)	6,931	36,871
Loans held for investment, net:
Mortgage loans	12,621,092	13,104,959
Other loans	2,701	2,581
Deferred loan expenses, net	43,922	42,459
Allowance for credit losses on loans	(66,435)	(46,937)
Loans, net	12,601,280	13,103,062
Mortgage loan servicing rights, net	9,094	7,860
Federal Home Loan Bank stock, at cost	162,783	136,793
Real estate owned, net	—	185
Premises, equipment, and software, net	38,676	41,594
Accrued interest receivable	32,292	36,634
Bank owned life insurance contracts	295,235	222,919
Other assets	90,821	104,832
TOTAL ASSETS	$14,236,701	$14,642,221
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$9,150,762	$9,225,554
Borrowed funds	3,142,705	3,521,745
Borrowers’ advances for insurance and taxes	66,138	111,536
Principal, interest, and related escrow owed on loans serviced	27,694	45,895
Accrued expenses and other liabilities	139,686	65,638
Total liabilities	12,526,985	12,970,368
Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued; 280,623,687 and 280,150,006 outstanding at June 30, 2021 and September 30, 2020, respectively	3,323	3,323
Paid-in capital	1,745,344	1,742,714
Treasury stock, at cost; 51,695,063 and 52,168,744 shares at June 30, 2021 and September 30, 2020, respectively	(766,820)	(767,649)
Unallocated ESOP shares	(36,834)	(40,084)
Retained earnings—substantially restricted	851,073	865,514
Accumulated other comprehensive loss	(86,370)	(131,965)
Total shareholders’ equity	1,709,716	1,671,853
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$14,236,701	$14,642,221

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended		For the Nine Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
INTEREST AND DIVIDEND INCOME:
Loans, including fees	$93,584	$106,839	$289,885	$337,267
Investment securities available for sale	828	2,397	2,781	8,172
Other interest and dividend earning assets	979	722	2,609	4,097
Total interest and dividend income	95,391	109,958	295,275	349,536
INTEREST EXPENSE:
Deposits	23,461	33,064	75,702	108,863
Borrowed funds	14,852	14,015	45,341	48,571
Total interest expense	38,313	47,079	121,043	157,434
NET INTEREST INCOME	57,078	62,879	174,232	192,102
PROVISION (RELEASE) FOR CREDIT LOSSES	(1,000)	—	(7,000)	3,000
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	58,078	62,879	181,232	189,102
NON-INTEREST INCOME:
Fees and service charges, net of amortization	2,491	2,170	7,446	6,435
Net gain on the sale of loans	3,423	10,844	28,777	16,907
Increase in and death benefits from bank owned life insurance contracts	2,361	1,559	7,815	5,581
Other	1,174	749	2,580	7,276
Total non-interest income	9,449	15,322	46,618	36,199
NON-INTEREST EXPENSE:
Salaries and employee benefits	26,945	24,940	81,955	78,041
Marketing services	4,073	3,673	15,131	12,163
Office property, equipment and software	6,427	5,877	19,257	18,857
Federal insurance premium and assessments	2,139	2,800	6,852	8,187
State franchise tax	1,151	1,191	3,461	3,514
Other expenses	7,115	6,352	21,733	20,949
Total non-interest expense	47,850	44,833	148,389	141,711
INCOME BEFORE INCOME TAXES	19,677	33,368	79,461	83,590
INCOME TAX EXPENSE	3,696	6,528	15,469	13,851
NET INCOME	$15,981	$26,840	$63,992	$69,739
Earnings per share—basic and diluted	$0.06	$0.10	$0.23	$0.25
Weighted average shares outstanding
Basic	276,864,229	275,956,011	276,597,435	275,789,040
Diluted	278,931,432	277,521,881	278,492,283	277,842,653

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended			Three Months Ended
	June 30, 2021			June 30, 2020
	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$726,485	$197	0.11%	$279,422	$71	0.10%
Mortgage-backed securities	413,649	828	0.80%	529,201	2,397	1.81%
Loans (2)	12,674,284	93,584	2.95%	13,469,084	106,839	3.17%
Federal Home Loan Bank stock	162,783	782	1.92%	136,451	651	1.91%
Total interest-earning assets	13,977,201	95,391	2.73%	14,414,158	109,958	3.05%
Noninterest-earning assets	523,620			583,470
Total assets	$14,500,821			$14,997,628
Interest-bearing liabilities:
Checking accounts	$1,120,195	260	0.09%	$946,799	312	0.13%
Savings accounts	1,775,702	673	0.15%	1,538,656	1,192	0.31%
Certificates of deposit	6,325,022	22,528	1.42%	6,625,737	31,560	1.91%
Borrowed funds	3,245,274	14,852	1.83%	3,848,755	14,015	1.46%
Total interest-bearing liabilities	12,466,193	38,313	1.23%	12,959,947	47,079	1.45%
Noninterest-bearing liabilities	314,808			351,552
Total liabilities	12,781,001			13,311,499
Shareholders’ equity	1,719,820			1,686,129
Total liabilities and shareholders’ equity	$14,500,821			$14,997,628
Net interest income		$57,078			$62,879
Interest rate spread (1)(3)			1.50%			1.60%
Net interest-earning assets (4)	$1,511,008			$1,454,211
Net interest margin (1)(5)		1.63%			1.74%
Average interest-earning assets to average interest-bearing liabilities	112.12%			111.22%
Selected performance ratios:
Return on average assets (1)		0.44%			0.72%
Return on average equity (1)		3.72%			6.37%
Average equity to average assets		11.86%			11.24%

(1)Annualized.
(2)Loans include both mortgage loans held for sale and loans held for investment.
(3)Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)Net interest margin represents net interest income divided by total interest-earning assets.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Nine Months Ended			Nine Months Ended
	June 30, 2021			June 30, 2020
	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$565,745	$452	0.11%	$255,040	$1,791	0.94%
Mortgage-backed securities	432,347	2,781	0.86%	541,395	8,172	2.01%
Loans (2)	12,885,802	289,885	3.00%	13,400,075	337,267	3.36%
Federal Home Loan Bank stock	152,835	2,157	1.88%	114,417	2,306	2.69%
Total interest-earning assets	14,036,729	295,275	2.80%	14,310,927	349,536	3.26%
Noninterest-earning assets	532,387			527,036
Total assets	$14,569,116			$14,837,963
Interest-bearing liabilities:
Checking accounts	$1,066,967	877	0.11%	$896,398	1,166	0.17%
Savings accounts	1,720,925	2,347	0.18%	1,511,661	6,755	0.60%
Certificates of deposit	6,404,396	72,478	1.51%	6,601,262	100,942	2.04%
Borrowed funds	3,356,395	45,341	1.80%	3,827,524	48,571	1.69%
Total interest-bearing liabilities	12,548,683	121,043	1.29%	12,836,845	157,434	1.64%
Noninterest-bearing liabilities	332,753			285,548
Total liabilities	12,881,436			13,122,393
Shareholders’ equity	1,687,680			1,715,570
Total liabilities and shareholders’ equity	$14,569,116			$14,837,963
Net interest income		$174,232			$192,102
Interest rate spread (3)			1.51%			1.62%
Net interest-earning assets (4)	$1,488,046			$1,474,082
Net interest margin (5)		1.66%			1.79%
Average interest-earning assets to average interest-bearing liabilities	111.86%			111.48%
Selected performance ratios:
Return on average assets		0.59%			0.63%
Return on average equity		5.06%			5.42%
Average equity to average assets		11.58%			11.56%

(1)Annualized.
(2)Loans include both mortgage loans held for sale and loans held for investment.
(3)Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)Net interest margin represents net interest income divided by total interest-earning assets.